Exhibit 4.2

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment No. 1”) is entered into as of May 16, 2006 between Nucor Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York corporation (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement, dated as of March 8, 2001 (the “Rights Agreement”);

WHEREAS, in accordance with Section 27 of the Rights Agreement, the Company has directed the Rights Agent to amend the Rights Agreement on the terms and conditions hereinafter set forth; and

WHEREAS, for purposes of this Amendment No. 1, initially capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.	Exercise of Rights; Purchase Price; Expiration Date of Rights. Section 7(b) of the Rights Agreement is amended by deleting the amount “$150.00” in the first sentence and replacing it with the amount “$300.00.”

2.	Benefits. Nothing in the Rights Agreement, as amended by this Amendment No. 1, shall be construed to give any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares) any legal or equitable right, remedy or claim under the Rights Agreement, as amended by this Amendment No. 1; but the Rights Agreement, as amended by this Amendment No. 1, shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, registered holders of Common Shares).

3.	Severability. If any term, provision, covenant or restriction of this Amendment No. 1 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 1 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4.	Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

5.	Governing Law. This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state.

6.	Counterparts. This Amendment No. 1 may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single a single agreement.

7.	Effect of Amendment. Except as expressly modified by this Amendment No. 1, the Rights Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and attested, as of the day and year first above written.

NUCOR CORPORATION

By:	/s/ Terry S. Lisenby
Name:	Terry S. Lisenby
Title:	CFO, Treasurer and
Executive Vice President

ATTEST:

By:	/s/ A. Rae Eagle
Name:	A. Rae Eagle
Title:	Corporate Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President

ATTEST:

By:	/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Vice President